EXHIBIT 99.1

Adaptive Biotechnologies Reports Third Quarter 2020 Financial Results

SEATTLE, Nov. 10, 2020 (GLOBE NEWSWIRE) – Adaptive Biotechnologies Corporation (“Adaptive Biotechnologies”) (Nasdaq: ADPT), a commercial stage biotechnology company that aims to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, today reported financial results for the quarter ended September 30, 2020.

“Over the last quarter, we have demonstrated the unique capability of our platform to translate the immune response at scale into data that informs the development of best-in-class, differentiated diagnostic and therapeutic solutions,” said Chad Robins, chief executive officer and co-founder of Adaptive Biotechnologies. “This pandemic has highlighted the key role of the immune response in our understanding of disease. COVID-19 is a prime example of the power of our platform to rapidly generate immune-driven solutions to any disease, including what we believe are best-in-class antibodies against the virus.”

Recent Highlights

•	Revenue was $26.3 million for the quarter ended September 30, 2020, representing a 25% increase from the second quarter 2020 and a 1% increase from the third quarter in the prior year.
•	Clinical sequencing volume increased 58% to 4,023 clinical tests delivered in the third quarter of 2020 compared to the third quarter 2019 and increased 28% compared to the second quarter 2020.
•	Identified two antibodies against SARS-CoV-2 that neutralize the virus at very low concentrations.
•	immunoSEQ T-MAP™ COVID to be used in a subset of patients from clinical trials of two top tier vaccine developers.
•

Top-line results from a second real-world study, conducted in Italy, demonstrated T-cell testing outperforms serology in identifying past SARS-CoV-2 infections (97% sensitivity versus 77%) supporting launch of T-Detect™ COVID, a clinical T-cell based test for past infection.

•	Identified clinical signal for Crohn’s disease for T-Detect pipeline.

Third Quarter 2020 Financial Results

Revenue was $26.3 million for the quarter ended September 30, 2020, representing a 1% increase from the third quarter in the prior year. Sequencing revenue was $11.3 million for the quarter, representing a 3% decrease from the third quarter in the prior year. Development revenue increased to $15.0 million for the quarter, representing a 5% increase from the third quarter in the prior year.

Operating expenses were $63.3 million for the third quarter of 2020, compared to $44.1 million in the third quarter of the prior year, representing an increase of 44%.

Net loss was $36.7 million for the third quarter of 2020, compared to $14.0 million for the same period in 2019.

Adjusted EBITDA (non-GAAP) was a loss of $28.4 million for the third quarter of 2020, compared to a loss of $12.7 million for the third quarter of the prior year.

Cash, cash equivalents and marketable securities was $851.5 million as of September 30, 2020.

2020 Financial Guidance

Adaptive Biotechnologies is not providing 2020 financial guidance due to the continued uncertainties from the impact of COVID-19.

Webcast and Conference Call Information

Adaptive Biotechnologies will host a conference call to discuss its third quarter financial results after market close on Tuesday, November 10, 2020 at 4:30 PM Eastern Time. The conference call can be accessed at http://investors.adaptivebiotech.com. The webcast will be archived and available for replay at least 90 days after the event.

About Adaptive Biotechnologies

Adaptive Biotechnologies is a commercial-stage biotechnology company focused on harnessing the inherent biology of the adaptive immune system to transform the diagnosis and treatment of disease. We believe the adaptive immune system is nature’s most finely tuned diagnostic and therapeutic for most diseases, but the inability to decode it has prevented the medical community from fully leveraging its capabilities. Our proprietary immune medicine platform reveals and translates the massive genetics of the adaptive immune system with scale, precision and speed to develop products in life sciences research, clinical diagnostics and drug discovery. We have two commercial products and a robust clinical pipeline to diagnose, monitor and enable the treatment of diseases such as cancer, autoimmune conditions and infectious diseases. Our goal is to develop and commercialize immune-driven clinical products tailored to each individual patient.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts and other matters regarding our business strategies, use of capital, results of operations and financial position and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Use of Non-GAAP Financial Measure

This press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure that we define as net loss adjusted for interest and other income, net, income tax (expense) benefit, depreciation and amortization and share-based compensation expenses. We have provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Management uses Adjusted EBITDA to evaluate the financial performance of our business and the effectiveness of our business strategies. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry and it facilitates comparisons on a consistent basis across reporting periods. Further, we believe it is helpful in highlighting trends in our operating results because it excludes items that are not indicative of our core operating performance.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. We may in the future incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. In particular, we expect to incur meaningful share-based compensation expense in the future. Other limitations include that Adjusted EBITDA does not reflect:

•	all expenditures or future requirements for capital expenditures or contractual commitments;
•	changes in our working capital needs;
•	income tax (expense) benefit, which may be a necessary element of our costs and ability to operate;
•	the costs of replacing the assets being depreciated and amortized, which will often have to be replaced in the future;
•	the non-cash component of employee compensation expense; and
•	the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations.

In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

ADAPTIVE MEDIA
Beth Keshishian
917-912-7195
media@adaptivebiotech.com

ADAPTIVE INVESTORS
Karina Calzadilla, Vice President, Investor Relations

201-396-1687
Carrie Mendivil, Gilmartin Group
investors@adaptivebiotech.com

Adaptive Biotechnologies

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Sequencing revenue	$11,276	$11,683	$28,730	$29,631
Development revenue	15,023	14,375	39,467	31,231
Total revenue	26,299	26,058	68,197	60,862
Operating expenses
Cost of revenue	6,053	5,601	16,308	16,323
Research and development	30,314	20,506	80,241	49,516
Sales and marketing	14,474	9,099	42,813	25,813
General and administrative	12,079	8,477	36,138	22,143
Amortization of intangible assets	428	428	1,275	1,270
Total operating expenses	63,348	44,111	176,775	115,065
Loss from operations	(37,049)	(18,053)	(108,578)	(54,203)
Interest and other income, net	1,018	4,103	5,805	6,208
Income tax (expense) benefit	(688)	—	1,116	—
Net loss	(36,719)	(13,950)	(101,657)	(47,995)
Fair value adjustment to Series E-1 convertible preferred stock options	—	—	—	(964)
Net loss attributable to common shareholders	$(36,719)	$(13,950)	$(101,657)	$(48,959)
Net loss per share attributable to common shareholders, basic and diluted	$(0.27)	$(0.11)	$(0.79)	$(0.97)
Weighted-average shares used in computing net loss per share attributable to common shareholders, basic and diluted	134,372,026	124,285,686	129,289,948	50,552,389

Adaptive Biotechnologies

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$497,076	$96,576
Short-term marketable securities (amortized cost of $336,840 and $479,791, respectively)	338,004	480,290
Accounts receivable, net	11,858	12,676
Inventory	10,736	9,069
Prepaid expenses and other current assets	19,684	14,079
Total current assets	877,358	612,690
Long-term assets
Property and equipment, net	31,156	60,355
Operating lease right-of-use assets	37,733	—
Long-term marketable securities (amortized cost of $16,203 and $105,263, respectively)	16,466	105,435
Restricted cash	2,138	2,138
Intangible assets, net	10,653	11,928
Goodwill	118,972	118,972
Other assets	997	784
Total assets	$1,095,473	$912,302
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$5,412	$4,453
Accrued liabilities	5,346	4,371
Accrued compensation and benefits	7,913	8,124
Current portion of deferred rent	—	371
Current operating lease liabilities	3,969	—
Current deferred revenue	78,192	60,994
Total current liabilities	100,832	78,313
Long-term liabilities
Deferred rent liability, less current portion	—	6,918
Operating lease liabilities, less current portion	42,366	—
Financing obligation	—	36,607
Deferred revenue, less current portion	174,853	219,332
Other long-term liabilities	2,375	93
Total liabilities	320,426	341,263
Commitments and contingencies
Shareholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized at September 30, 2020 and December 31, 2019; no shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock: $0.0001 par value, 340,000,000 shares authorized at September 30, 2020 and December 31, 2019; 136,392,256 and 125,238,142 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	13	12
Additional paid-in capital	1,240,649	935,834
Accumulated other comprehensive gain	1,427	671
Accumulated deficit	(467,042)	(365,478)
Total shareholders’ equity	775,047	571,039
Total liabilities and shareholders’ equity	$1,095,473	$912,302

Adjusted EBITDA

The following table sets forth a reconciliation between our Adjusted EBITDA and our net loss, the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(36,719)	$(13,950)	$(101,657)	$(47,995)
Interest and other income, net	(1,018)	(4,103)	(5,805)	(6,208)
Income tax expense (benefit)	688	—	(1,116)	—
Depreciation and amortization expense	2,144	2,063	6,120	5,716
Share-based compensation expense	6,470	3,335	17,518	9,713
Adjusted EBITDA	$(28,435)	$(12,655)	$(84,940)	$(38,774)